EXHIBIT 10.52
Confidential Executive Transition Agreement
     This Confidential Executive Transition Agreement (“Agreement”) is entered into by and between ILLUMINA, INC. (“the Company”) and JOHN R. STUELPNAGEL (“Executive”) (collectively “the Parties”), as of the date of the last Party to sign it below, with respect to the following:
     A. Executive shall work in his current role with the Company through March 31, 2008. In doing so Executive will continue through March 31, 2008 (i) to act in the same Executive Officer capacity as Executive has been holding to date, driving the operating goals and results of the Array Business Unit; (ii) to serve as a Director in the Company; and (iii) to be compensated at his current level.
     B. Effective April 1, 2008 at 12 a.m. Pacific Time, Executive shall resign his position (i) as the Company’s Senior Vice President, Chief Operating Officer and General Manager Micro Arrays, and (ii) from the Company’s Board of Directors.
     C. Effective April 1, 2008 at 12 a.m. Pacific Time, Executive’s Change in Control Severance Agreement made as of August 21, 2006 shall terminate without any additional notice or other action on the part of the Company.
     D. With the first bi-weekly pay cycle after April 1, 2008, Executive shall be paid in full his unused paid time off accrued through March 31, 2008.
     E. Commencing on April 1, 2008 and through March 30, 2009, Executive shall become an Illumina Fellow that is defined as a part-time Company employee acting in an advisory capacity to the Company’s CEO and Management.
     F. The specifics of Executive’s part-time employment with the Company shall be as follows:
1.	“Part-time” is defined as up to 25% of a standard work week with additional time as mutually agreed between Executive and the Company CEO.

2.	Unless otherwise mutually agreed between Executive and Company CEO, Executive will work on the development of the Infinium HD and follow-on products and their manufacturing. Executive may undertake other assignments by mutual verbal agreement between Executive and Company CEO.

3.	Executive will work up to 25% of a standard work week on average if requested and shall be paid on an hourly basis for the time worked at an equivalent hourly rate to Executive’s current salary. Executive shall be compensated at a minimum of 5 hours worked each week, even if the actual hours worked fall below this level.

4.	From April 1, 2008 to March 31, 2009 (12 full months), Executive shall continue vesting his existing stock options as if Executive was working as a full-time Company employee.

5.	From April 1, 2008 to March 31, 2009 (12 full months), irrespective of time worked in any period, Executive will continue to receive Company health and welfare benefits under conditions then applicable to part-time Illumina employees, unless such benefit is prohibited by Company policy or by the Company’s group insurance policies in effect at that time. Notwithstanding the above, Executive will retain his access to the Company’s exercise facility.

6.	From April 1, 2008 onward, Executive will neither accrue paid time off nor will Executive earn or be eligible to receive any bonus, stock option or restricted stock unit grants.

7.	During his Part-time employment, Executive shall fully comply with all Company rules and policies related the Company’s stock, including, but not limited to the Company’s Insider Trading Policy.
     G. Executive may terminate his Part-time arrangement with the Company at any time and for any reason by prior written notice to the Company CEO. Executive acknowledges that upon such termination all continued vesting of Executive’s options as provided in Paragraph F.4 above shall cease immediately. The Company may terminate this Agreement for material breach or for violations of the Executive’s obligations as an employee as determined by a majority of the independent members of the Company’s Board of Directors and if Executive fails to remedy any such breach, or fails to act reasonably to remedy breach, within thirty (30) days after receipt of written notice thereof by Company’s Board of Directors.
     H. As partial consideration for the continued vesting of Executive’s options during the period from April 1, 2008 to March 31, 2009 as provided in Paragraph F.4 above, Executive agrees to sign a release of the form attached as Exhibit A contemporaneously with the execution of this Agreement.
     I. The terms and conditions of this Agreement are strictly confidential. Accordingly, except and only to the extent required by law and in such event after notice has been timely provided to the Company, such terms and conditions shall not be disclosed, discussed or revealed by Executive (directly or indirectly) to any current or former Company employee, or to any other person or entity. Notwithstanding the preceding sentence, Executive may disclose in strict confidence such terms and conditions to members of his direct family, tax advisors, attorneys, but only after such persons have been made aware of the strict confidential nature of that information and have agreed to maintain that information in confidence.
     J. This Agreement, including Exhibit A attached hereto, contains the entire agreement between Executive and the Company and supersedes any prior agreement or understanding between the Parties (whether oral or written) regarding the subject matter herein. Executive acknowledges that no promise has been made to Executive that is not contained in this Agreement. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be judicially unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable. This Agreement may be amended only by a written agreement executed by the Parties. The validity, interpretation and performance of this Agreement shall be construed and interpreted according to the laws of the State of California.

/s/ John R. Stuelpnagel		Dated:	March 21, 2008

John R. Stuelpnagel

ILLUMINA, INC.

By:	/s/ Jay T. Flatley	Dated:	March 21, 2008

Jay T. Flatley, President & CEO

Exhibit A
Executive and Company, for themselves, their successors, heirs and assigns (as applicable) hereby fully, irrevocably, unconditionally and forever release, acquit and discharge each other and Company’s past and present directors, officers, employees, attorneys and agents, in each and every case from any and all rights, claims, demands, causes of action, obligations, suits, liens, damages, losses, or liabilities of any kind and character whatsoever, whether in law or in equity, whether known or unknown, claimed, suspected or unsuspected, that either Party does, can, shall or may have or ever had, directly or indirectly, against the other arising out of, or connected in any way to, the Executive’s employment with Company or to the Executive’s resignation and change of status as contemplated by this Agreement. This release is intended by the Parties to have the broadest possible scope.  Consistent with that intention, the Parties agree that it includes a release of any act, cause, matter or thing, known or unknown, that is or could have been alleged by either Party in any action (in tort, contract, or under any other legal theory including for violation of state or federal labor laws) against the other Party as of the date of this Agreement.  In addition, both Parties assume the risk of any mistake of fact in connection with this release and with respect to any fact that is now unknown to the Parties or to their officers, directors, employees, attorneys, agents or representatives.   Accordingly, the Parties expressly waive all rights under Section 1542 of the Civil Code of California which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor”.

/s/ John R. Stuelpnagel		Dated:	March 21, 2008

John R. Stuelpnagel

ILLUMINA, INC.

By:	/s/ Jay T. Flatley	Dated:	March 21, 2008

Jay T. Flatley, President & CEO

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